EXHIBIT 99.1

Helen of Troy Limited Reports

Fourth Quarter Fiscal Year 2016 Results

•        Delivers Fourth Quarter Revenue of $385.7 Million; GAAP Diluted Earnings Per Share (EPS) of $0.34, including
Significant Items Totaling $1.40

•        Fourth Quarter Non-GAAP Adjusted Diluted EPS of $2.03

•        Company Expects Fiscal Year 2017 GAAP Diluted EPS in a Range of $4.60 to $5.00; Non-GAAP Adjusted Diluted
EPS in a Range of $5.85 to $6.35

EL PASO, Texas, April 28, 2016 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, nutritional supplement and beauty products, today reported results for the three-month period ended February 29, 2016.

Julien R. Mininberg, Chief Executive Officer, stated: “We ended the year strongly, delivering fourth quarter results ahead of expectations, reflecting the continued successful execution of our seven key strategic priorities.  During the quarter, net sales grew 2.1%, despite foreign currency headwinds of approximately 1.2%. Growth was led by our Housewares segment, which benefitted from new category introductions.  Our Nutritional Supplements segment grew 2.3%, fueled by growth in its customer continuity program and new specialty products as additional doctors joined the team. Health & Home grew sales 1.5% despite the impact of a below average cold and flu season and a foreign currency drag of approximately 1.4%. The increase was largely driven by growth in water purification from higher consumer awareness of water quality issues and better branded communication of the benefits of PUR’s filtration products. We continue to see signs of stabilization in our Beauty segment, which achieved net sales slightly below the prior year period primarily due to the negative impact of foreign currency fluctuations and declines in the personal care category, partially offset by the benefits from new product introductions, improving our fundamentals, and the impact of hyperinflation in Venezuela.”

Mr. Mininberg continued: “Our fourth quarter results round out our second year of significant strides towards our multi-year objective of accelerating sales and gaining efficiencies to drive long-term profitable growth. Overall, we increased adjusted diluted EPS by 6.8% to $6.25, while simultaneously investing in the long-term growth of our business and improvements to our organizational capabilities.  These investments included consumer-centric product innovation, as well as marketing plans and activities that strengthened our business and brands. We achieved consolidated sales growth of 7% and core business sales growth of 2.8%, despite a foreign currency drag of approximately 2.1%.  While we have more work to do in our efforts to stabilize our Beauty business, I am encouraged that we achieved sales growth of 0.9% in that segment on a full year basis.  The transformation of our organization continued in fiscal year 2016 as we implemented new initiatives, brought in new talent, and continued to augment our global shared services platforms in areas such as information technology, demand planning, sourcing, distribution automation and efficiency, and inventory management.  We continued to adhere to our shareholder friendly policies by leveraging the strong cash flow generation, balance sheet, and capital structure of our company to fund the VapoSteam transaction early in the fiscal year and the acquisition of Hydro Flask subsequent to the end of the fiscal year. We further increased shareholder value through the repurchase of $50.0 million of our shares in the fourth quarter, for a total of $100.0 million in fiscal year 2016.  Although we see some challenges ahead as we navigate the uncertain retail and macroeconomic environment, we believe that continuing to execute our transformation strategy will allow us to fully leverage our strong portfolio of brands, our management talent, and our solid cash flow to deliver shareholder value in fiscal year 2017.”

Key Highlights for the Fourth Quarter of Fiscal Year 2016 Compared to the Fourth Quarter of Fiscal Year 2015

•                  Net sales revenue increased $8.0 million, or 2.1%, which includes a 1.2% increase in core business net sales revenue (excluding incremental sales from VapoSteam). The increase in net sales revenue includes a benefit of

0.7% from the impact of hyperinflation in Venezuela and a drag of approximately 1.2% from foreign currency fluctuations.

•                  Health & Home (formerly referred to as the “Healthcare/Home Environment” segment) rose 1.5%, driven by successful new product introductions, the VapoSteam acquisition, strong sales of water filtration products and fans, partially offset by the impact of a below average cold and flu season and a negative impact of approximately $2.4 million, or 1.4% from foreign currency fluctuations. For perspective, this performance builds upon growth of 16.6% in the same period last year.

•                  Housewares increased sales by 6.7%, building on growth of 11.9% in the same period last year. This was primarily due to fiscal year 2016 new product introductions including OXO On kitchen electrics and metal bakeware, as well as the full year impact of fiscal year 2015 introductions. Growth was partially offset by higher promotional spending in support of new product launches, certain promotional placement that did not repeat, a decline in the club channel and inventory reductions at a key retailer.

•                  Beauty decreased 0.3% including a negative impact of approximately $2.0 million, or 2.0%, from foreign currency fluctuations. Gains from new product introductions were partially offset by a decline in the personal care category due to competitive pressures and some lost distribution. We expect similar challenges in personal care in fiscal year 2017, as well as a decline in the footcare category due to competitive pressures and high inventory in the channel.  Beauty net sales revenue includes $4.7 million of sales from operations in Venezuela, reflecting growth of $3.1 million, primarily due to hyperinflation and a fixed official exchange rate used to re-measure the financial statements during the year.  As further discussed below, at the floating exchange rate adopted as of February 29, 2016, we expect that fiscal year 2017 net sales from Venezuela will no longer be meaningful to the Beauty segment’s results.

•                  Nutritional Supplements increased 2.3%, reflecting growth in the AutoDelivery program, partially offset by a decline in legacy newsletter subscription revenue.

•                  Net income (GAAP) was $9.6 million and adjusted income (non-GAAP) was $57.5 million.

•                  Diluted EPS (GAAP) was $0.34 and adjusted diluted EPS (non-GAAP) was $2.03 on 28.3 million diluted shares outstanding.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges, CEO succession costs, acquisition-related expenses, non-cash share-based compensation, Venezuela re-measurement related charges, and patent litigation charges, as applicable)  increased $8.2 million to $69.4 million.

As a result of recent changes in the Venezuela exchange system, further devaluation of its official rate, continued economic instability from declines in oil prices and the declaration of an economic emergency, among other factors, the Company moved from the official Venezuela exchange rate to the SIMADI rate of approximately 205 Bolivars per U.S. Dollar as of February 29, 2016, which was the lowest rate in the three-tiered system in place at the time.  As a result, the Company recorded re-measurement related charges totaling $18.7 million (before and after tax) in fiscal year 2016.  Shortly after the end of fiscal year 2016, the Venezuela government introduced a new rate referred to as DICOM that is intended to be market based and was initially set at a rate very similar to that of SIMADI.  Absent further changes to the exchange systems or unless future developments call for further changes, the Company intends to use DICOM to re-measure its Venezuela financial statements on a go-forward basis.  At the current DICOM exchange rate, the Company expects that its fiscal year 2017 U.S. Dollar reported net sales and operating income will no longer be meaningful to either the consolidated or Beauty segment results. Please see the accompanying tables and notes to this press release for further information regarding the impact of Venezuela on the Company’s fiscal year 2016 results.

Fourth Quarter of Fiscal Year 2016 Consolidated Operating Results

•                  Net sales revenue increased 2.1% to $385.7 million compared to $377.7 million in the fourth quarter of fiscal year 2015.  Net sales revenue includes $3.6 million of sales from VapoSteam, which was acquired on March 31, 2015, with no comparable results in the same period last year. Core business net sales revenue increased $4.4 million, or 1.2%.  Foreign currency fluctuations negatively impacted consolidated U.S. Dollar reported net sales revenue by approximately $4.7 million, or 1.2%, year-over-year.

•                  Gross profit margin decreased 1.7 percentage points to 42.0% compared to 43.7% for the same period last year. The decrease in consolidated gross profit margin is primarily due a non-cash impairment charge of $9.1 million recorded to reflect Venezuela inventory at its estimated net realizable value at February 29, 2016, which reduced consolidated gross profit margin by 2.4 percentage points, and the unfavorable impact of foreign currency fluctuations.

•                  SG&A was 37.1% of net sales compared to 30.7% of net sales for the same period last year.  The increase is primarily due to: (i) Venezuela re-measurement related charges of $9.7 million, which increased the SG&A ratio by 2.5 percentage points; (ii) the impact of a $17.8 million patent litigation charge, which increased the SG&A ratio by 4.6 percentage points; (iii) higher incentive compensation expense and (iv) proportionally higher investment in advertising, marketing, and new product and channel development as a percentage of net sales. These factors were partially offset by lower year-over-year foreign currency revaluation losses, lower outbound freight costs, and operating leverage on higher net sales revenue.

•                  Operating income was $16.0 million compared to $49.0 million for the same period last year primarily reflecting: (i) Venezuela currency re-measurement related charges totaling $18.7 million, which reduced operating margin by 4.9 percentage points; (ii) the impact of a $17.8 million patent litigation charge, which reduced the operating margin by 4.6 percentage points; (iii) the negative impact of foreign currency fluctuations; and (iv) a non-cash impairment charge of $3.00 million ($2.7 million after tax) related to a trademark in the Beauty segment.

•                  Income tax expense as a percentage of pretax income was 26.9% compared to 11.5% for the same period last year.  The year-over-year comparison of the Company’s effective tax rate was primarily impacted by shifts in the mix of taxable income in its various tax jurisdictions. Income tax expense in the fiscal year 2016 fourth quarter includes: (i) the unfavorable effect of Venezuela currency re-measurement related charges, with no related tax benefit; (ii) the impact of unfavorable foreign currency exchange fluctuations on income before tax, with no related tax benefit; and (iii) the unfavorable effect of the patent litigation charge, with a related tax benefit of $0.1 million.

•                  Net income was $9.6 million, or $0.34 per diluted share on 28.3 million weighted average diluted shares outstanding, compared to $40.6 million, or $1.40 per diluted share on 29.0 million weighted average diluted shares outstanding in the fourth quarter of fiscal year 2015.

•                  Adjusted EBITDA was $69.4 million compared to $61.2 million in the same period last year.

On an adjusted basis for the fourth quarter of fiscal years 2016 and 2015, excluding non-cash asset impairment charges, CEO succession costs, non-cash amortization of intangible assets, acquisition-related expenses, non-cash share based compensation, Venezuela re-measurement related charges, and patent litigation charges, as applicable:

•                  Adjusted operating income was $65.5 million, or 17.0% of net sales, compared to $57.3 million, or 15.2% of net sales, for the fourth quarter of fiscal year 2015, reflecting sales growth, improved operating leverage and the impact of hyperinflation in Venezuela, partially offset by the unfavorable impact of foreign currency fluctuations.

•                  Adjusted income was $57.5 million, or $2.03 per diluted share, compared to $48.1 million, or $1.66 per diluted share, for the fourth quarter of fiscal year 2015, primarily reflecting sales growth, improvement in adjusted operating margin, the impact of hyperinflation in Venezuela, lower interest expense and lower tax expense.  The fourth quarter of fiscal years 2016 and 2015 include adjusted income from the Company’s operations in

Venezuela of $2.4 and $0.8 million, respectively, or adjusted diluted EPS of $0.08 and $0.03, respectively.  The increase in adjusted income is reflective of sales growth, improved operating leverage, the impact of hyperinflation in Venezuela, and lower interest and tax expense, partially offset by the unfavorable impact of foreign currency fluctuations.

Fiscal Year 2016 Consolidated Operating Results

•                  Net sales revenue increased 7.0% to $1,545.7 million compared to $1,445.1 million in fiscal year 2015.  Net sales revenue includes four additional months of Nutritional Supplements results compared to the same period last year and eleven months of results from VapoSteam, which was acquired on March 31, 2015, with no comparable results in the same period last year.  Core business net sales revenue increased $39.7 million, or 2.8%.  Foreign currency fluctuations negatively impacted consolidated U.S. Dollar reported net sales revenue by $29.8 million, or 2.1%, year-over-year.  Net sales revenue includes $22.0 million of sales from operations in Venezuela, reflecting year-over-year growth of $11.7 million, primarily due to hyperinflation and a fixed official exchange rate historically used to re-measure the Company’s Venezuela financial statements.  At the floating exchange rate adopted as of February 29, 2016, the Company expects that fiscal year 2017 net sales from Venezuela will no longer be meaningful to its consolidated or Beauty segment results.

•                  Gross profit margin decreased 0.4 percentage points to 41.1% compared to 41.5% for the same period last year.  The decrease in consolidated gross profit margin is primarily due to a noncash impairment charge of $9.1 million recorded to reflect Venezuela inventory at its estimated net realizable value at February 29, 2016, which reduced consolidated gross profit margin by 0.6 percentage points, and the unfavorable impact of foreign currency fluctuations, partially offset by the favorable incremental impact of the Nutritional Supplements segment.

•                  SG&A was 32.3% of net sales compared to 29.7% for the same period last year.  The increase is primarily due to: (i) Venezuela re-measurement related charges of $9.7 million, which increased the SG&A ratio by 0.6 percentage points; (ii) the impact of a $17.8 million patent litigation charge, which increased the SG&A ratio by 1.2 percentage points; (iii) the impact of $6.7 million of CEO succession costs recorded as result of the lawsuit settlement with the Company’s former CEO, which increased the SG&A ratio by 0.4 percentage points; (iv) the unfavorable comparison resulting from a $7 million gain from the amendment of a trademark license agreement in fiscal year 2015, which decreased the comparative period SG&A ratio by 0.5 percentage points; and (v) an incremental four months of operating results from the Nutritional Supplements segment, which operates with a higher SG&A ratio than the other segments. These factors were partially offset by: (i) lower year-over-year foreign currency revaluation losses; (ii) lower outbound freight costs; and (iii) the impact that higher overall net sales had on operating leverage.

•                  Operating income was $130.6 million compared to $161.7 million for fiscal year 2015. Operating income for fiscal year 2016 includes non-cash intangible asset impairment charges totaling $6.0 million compared to $9.0 million in fiscal year 2015. Fiscal year 2016 operating income also includes pre-tax charges for which there were no comparable charges in fiscal year 2015. These charges included CEO succession costs of $6.7 million, Venezuela currency re-measurement related charges totaling $18.7 million and a patent litigation charge of $17.8 million, which reduced fiscal year 2016 operating income by $43.3 million and operating margin by 2.8 percentage points, on a combined basis.

 •               Income tax expense as a percentage of pretax income was 15.5% compared to 10.9% for fiscal year 2015.  The year-over-year comparison of the Company’s effective tax rate was primarily impacted by shifts in the mix of taxable income in the Company’s various tax jurisdictions. Additionally, fiscal year 2016 income tax expense includes: (i) the unfavorable effect of Venezuela currency re-measurement related charges, with no related tax benefit; (ii) the impact of unfavorable foreign currency exchange fluctuations on income before tax, with no related tax benefit; (iii) the unfavorable effect of the patent litigation charge, with a related tax benefit of $0.1 million; and (iv) tax benefits of $2.1 million due to the finalization of certain tax returns and changes in uncertain tax positions. The fiscal year 2015 tax rate was favorably impacted by $4.4 million of tax benefits.

•                  Net income was $101.2 million, or $3.52 per diluted share on 28.7 million weighted average diluted shares outstanding.

•                  Adjusted EBITDA was $232.0 million compared to $220.4 million in fiscal year 2015.  Adjusted EBITDA for the fiscal year ended February 28, 2015 includes a pre-tax gain of $7.0 million from the amendment of a license agreement and a pre-tax decrease in product liability estimates of $2.2 million.

On an adjusted basis for the fiscal years 2016 and 2015, excluding non-cash asset impairment charges, CEO succession costs, non-cash amortization of intangible assets, acquisition-related expenses, non-cash share based compensation, Venezuela re-measurement related charges, and patent litigation charges, as applicable:

•                  Adjusted operating income was $216.8 million compared to $205.6 million for fiscal year 2015 reflecting sales growth, improved operating leverage and the impact of hyperinflation in Venezuela, partially offset by the unfavorable impact of foreign currency fluctuations and the comparative impact of a $7.0 million gain from the amendment of a license agreement recorded in fiscal year 2015.

•                  Adjusted income was $179.7 million, or $6.25 per diluted share, compared to $169.9 million, or $5.85 per diluted share, for fiscal year 2015. The fiscal years ended February 29, 2016 and February 28, 2015 include adjusted income from operations in Venezuela of $8.5 and $3.0 million, respectively, or adjusted diluted EPS of $0.30 and $0.10, respectively.  The increase in adjusted income is reflective of sales growth, improved operating leverage, the impact of hyperinflation in Venezuela, and lower interest expense, partially offset by the unfavorable impact of foreign currency fluctuations and the comparative impact of a $7.0 million gain from the amendment of a license agreement recorded in fiscal year 2015.

Balance Sheet Highlights

•                  Cash and cash equivalents totaled $225.8 million at February 29, 2016, compared to $12.3 million at February 28, 2015.

•                  Total short- and long-term debt increased to $623.9 million at February 29, 2016, compared to $433.2 million at February 28, 2015, a net increase of $190.7 million. The increase reflects $210.0 million drawn shortly before the end of fiscal year 2016 to facilitate the closing of the Hydro Flask acquisition in March 2016, funding of the VapoSteam acquisition for $42.8 million in March 2015 and share repurchases of $50.0 million in both the second and fourth quarters of fiscal year 2016.

•                  Accounts receivable turnover was 52.4 days at February 29, 2016, compared to 58.6 days at February 28, 2015.

•                  Inventory was $301.6 million at February 29, 2016, compared to $293.1 million at February 28, 2015.  Inventory turnover improved to 2.9 times per year from 2.7 times per year in fiscal year 2015.

Subsequent Events

On March 18, 2016, the Company acquired Steel Technology, LLC, doing business as Hydro Flask (“Hydro Flask”). Hydro Flask is a leading designer, distributor and marketer of high performance insulated stainless steel food and beverage containers for active lifestyles. The aggregate purchase price for the transaction was approximately $210 million in cash, subject to customary adjustments. The purchase price was funded with borrowings under the Company’s credit facility.

Fiscal Year 2017 Annual Outlook

For fiscal year 2017, the Company expects consolidated net sales revenue in the range of $1.570 to $1.620 billion, which includes incremental sales from the Hydro Flask acquisition in the range of $60.0 to $65.0 million for the period subsequent to closing in fiscal year 2017.  The Company’s sales outlook implies consolidated sales growth of 1.6% to 4.8%, and core business sales growth of -2.3% to 0.6%, both of which include the following items that negatively impact the year-over-year comparison of net sales revenue by a combined 3.0 percentage points:

•                  The impact of the re-measurement of the Company’s fiscal year 2017 Venezuela financial statements at the DICOM rate, which is expected to negatively impact year-over-year consolidated net sales revenue by approximately $22.0 million, or 1.4 percentage points;

•                  The assumption that mid-April foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact year-over-year net sales revenue by approximately $5.0 million, or 0.3 percentage points;

•                  The rationalization of low profit business, which is expected to negatively impact year-over-year net sales revenue by approximately $16.0 million, or 1.0 percentage point; and

•                  The overhang from excess cold/flu inventory at retail due to the weak fiscal year 2016 cold/flu season, which is expected to negatively impact the comparison of net sales revenue by approximately $4.0 million, or 0.3 percentage points.

The Company expects consolidated GAAP diluted EPS of $4.60 to $5.00 and adjusted diluted EPS (non-GAAP) in the range of $5.85 to $6.35, which excludes share-based compensation expense and intangible asset amortization expense and includes incremental adjusted diluted EPS (non-GAAP) from the Hydro Flask acquisition in the range of $0.28 to $0.32 per share.

The following items negatively impact the year-over-year comparison of earnings per diluted share by a combined $0.61 per share:

•                  The impact of the re-measurement of the Company’s fiscal year 2017 Venezuela financial statements at the current DICOM rate, which is expected to negatively impact the year-over-year comparison by approximately $0.30 per diluted share;

•                  The assumption that mid-April foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact the year-over-year comparison by approximately $0.10 per diluted share;

•                  The significant and well-publicized shift in the hourly wage landscape is expected to have a negative impact of approximately $0.14 per diluted share in fiscal year 2017; and

•                  The comparative impact of $0.07 per diluted share of tax benefits in fiscal year 2016 that are not expected to repeat in fiscal year 2017.

Consistent with the Company’s strategy of investing in core business growth, its outlook includes approximately $0.45 per share year-over-year in incremental investments in marketing, advertising, new product and new channel development.

The Company’s outlook assumes that the severity of the cold/flu season will be in line with historical averages.  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.3 million and an expected effective tax rate of 13% to 15% for the full fiscal year 2017.  The guidance also reflects the Company’s outlook for the retail environment and recent declining trends in the retail sector and the broader market. The likelihood and potential impact of any fiscal year 2017 acquisitions, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 4:45 pm Eastern Time today, Thursday, April 28, 2016. Institutional investors and analysts interested in participating in the call are invited to dial (888) 505-4375 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on April 28, 2016 until 11:59 p.m. Eastern Time on May 5, 2016 and can be accessed by dialing (877) 870-5176 and entering replay pin number 9499931. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited (NASDAQ, NM: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO®, Good Grips®, Hydro Flask®, OXO tot®, OXO on®, Vicks®, Braun®, Honeywell®, PUR®, Febreze®; Revlon®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Dr. Sinatra®, Dr. David Williams, and Dr. Whitaker®. All trademarks herein belong to Helen of Troy Limited (or its affiliates) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

Certain written and oral statements made by our Company and subsidiaries of our Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that we expect or anticipate will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and assumptions, but there can be no assurance that we will realize our expectations or that our assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, we caution readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2016 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, our relationships with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, the retention and recruitment of key personnel, expectations regarding our recent and future acquisitions, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses, foreign currency exchange rate fluctuations, disruptions in U.S., Euro zone, Venezuela, and other international credit markets, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, risks to the Nutritional Supplements segment associated with the availability, purity and integrity of materials used in the manufacture of vitamins, minerals and supplements, the impact of changing costs of raw materials, labor and energy on cost of goods sold and certain operating expenses, the geographic concentration and peak season capacity of certain U.S. distribution facilities increases our exposure to significant shipping disruptions and added shipping and storage costs, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of vitamins, minerals and supplements, the risks associated with potential adverse publicity and negative public perception regarding the use of vitamins, minerals and supplements, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, debt leverage and the constraints it may impose on our cash resources and ability to operate our business, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with a number of new government regulations as a result of adding vitamins, minerals and supplements to the Company’s portfolio of products, the risks associated with product recalls, product liability, other claims, and related litigation against us, the risks associated with tax audits and related disputes with taxing authorities, the risks of potential changes in laws, including tax laws, health insurance laws and regulations related to conflict minerals along with the costs and complexities of compliance with such laws, and our ability to continue to avoid classification as a controlled foreign corporation. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income and Reconciliation of Non-GAAP Financial Measures —

Adjusted Operating Income, Adjusted Income and Adjusted Diluted Earnings per Share (“EPS”) (1)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended the Last Day of February
	2016						2015
	As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)		As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)
Sales revenue, net	$385,724	100.0%	$—		$385,724	100.0%	$377,730	100.0%	$—		$377,730	100.0%
Cost of goods sold	223,567	58.0%	(9,078	)(6)	214,489	55.6%	212,846	56.3%	—		212,846	56.3%
Gross profit	162,157	42.0%	9,078		171,235	44.4%	164,884	43.7%	—		164,884	43.7%

Selling, general, and administrative expense (“SG&A”)	143,150	37.1%	—	(2)	105,741	27.4%	115,934	30.7%	—		107,598	28.5%
			(2,336	)(3)					(1,435	)(3)
			(6,890	)(4)					(6,901	)(4)
			(698	)(5)					—
			(9,655	)(6)					—
			(17,830	)(7)					—
Asset impairment charges	3,000	0.8%	(3,000	)(8)	—	—%	—	—%	—		—	—%
Operating income	16,007	4.1%	49,487		65,494	17.0%	48,950	13.0%	8,336		57,286	15.2%

Nonoperating income, net	66	—%	—		66	—%	283	0.1%	—		283	0.1%
Interest expense	(2,961)	(0.8)%	—		(2,961)	(0.8)%	(3,434)	(0.9)%	—		(3,434)	(0.9)%
Total other expense	(2,895)	(0.8)%	—		(2,895)	(0.8)%	(3,151)	(0.8)%	—		(3,151)	(0.8)%
Income before income taxes	13,112	3.4%	49,487		62,599	16.2%	45,799	12.1%	8,336		54,135	14.3%

Income tax expense	3,524	0.9%	1,621	(10)	5,145	1.3%	5,249	1.4%	831	(10)	6,080	1.6%
Net income	$9,588	2.5%	$47,866		$57,454	14.9%	$40,550	10.7%	$7,505		$48,055	12.7%

Diluted EPS	$0.34		$1.69		$2.03		$1.40		$0.26		$1.66

Weighted average shares of common stock used in computing diluted EPS	28,287		—		28,287		29,016		—		29,016

	Fiscal Years Ended the Last Day of February
	2016						2015
	As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)		As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)
Sales revenue, net	$1,545,701	100.0%	$—		$1,545,701	100.0%	$1,445,131	100.0%	$—		$1,445,131	100.0%
Cost of goods sold	909,696	58.9%	(9,078	)(6)	900,618	58.3%	845,572	58.5%	—		845,572	58.5%
Gross profit	636,005	41.1%	9,078		645,083	41.7%	599,559	41.5%	—		599,559	41.5%

Selling, general, and administrative expense (“SG&A”)	499,390	32.3%	(6,707	)(2)	428,244	27.7%	428,840	29.7%	—		393,927	27.3%
			(8,483	)(3)					(5,974	)(3)
			(27,773	)(4)					(25,328	)(4)
			(698	)(5)					(3,611	)(5)
			(9,655	)(6)					—
			(17,830	)(7)					—
Asset impairment charges	6,000	0.4%	(6,000	)(8)	—	—%	9,000	0.6%	(9,000	)(8)	—	—%
Operating income	130,615	8.5%	86,224		216,839	14.0%	161,719	11.2%	43,913		205,632	14.2%

Nonoperating income, net	299	—%	—		299	—%	517	—%	—		517	—%
Interest expense	(11,096)	(0.7)%	—		(11,096)	(0.7)%	(15,022)	(1.0)%	—		(15,022)	(1.0)%
Total other expense	(10,797)	(0.7)%	—		(10,797)	(0.7)%	(14,505)	(1.0)%	—		(14,505)	(1.0)%
Income before income taxes	119,818	7.8%	86,224		206,042	13.3%	147,214	10.2%	43,913		191,127	13.2%

Income tax expense	18,590	1.2%	7,791	(10)	26,381	1.7%	16,050	1.1%	5,154	(10)	21,204	1.5%
Net income	$101,228	6.5%	$78,433		$179,661	11.6%	$131,164	9.1%	$38,759		$169,923	11.8%

Diluted EPS	$3.52		$2.73		$6.25		$4.52		$1.33		$5.85

Weighted average shares of common stock used in computing diluted EPS	28,749		—		28,749		29,035		—		29,035

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment (9)

(Unaudited)

(in thousands)

	Three Months Ended the Last Day of February				% of Sales Revenue, net
	2016	2015	$ Change	% Change	2016	2015
Sales revenue by segment, net
Housewares	$78,813	$73,875	$4,938	6.7%	20.4%	19.6%
Health & Home	170,021	167,552	2,469	1.5%	44.1%	44.4%
Nutritional Supplements	38,146	37,299	847	2.3%	9.9%	9.9%
Beauty	98,744	99,004	(260)	(0.3)%	25.6%	26.1%
Total sales revenue, net	$385,724	$377,730	$7,994	2.1%	100.0%	100.0%

	Fiscal Years Ended the Last Day of February				% of Sales Revenue, net
	2016	2015	$ Change	% Change	2016	2015
Sales revenue by segment, net
Housewares	$310,663	$296,252	$14,411	4.9%	20.1%	20.5%
Health & Home	642,735	613,253	29,482	4.8%	41.6%	42.4%
Nutritional Supplements	153,126	100,395	52,731	52.5%	9.9%	6.9%
Beauty	439,177	435,231	3,946	0.9%	28.4%	30.1%
Total sales revenue, net	$1,545,701	$1,445,131	$100,570	7.0%	100.0%	100.0%

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	Last Day of February,
	2016	2015
Balance Sheet:
Cash and cash equivalents	$225,800	$12,295
Receivables, net	217,543	222,499
Inventory, net	301,609	293,081
Total assets, current	772,724	564,760
Total assets	1,869,643	1,653,755
Total liabilities, current	268,758	261,865
Total long-term liabilities	670,842	487,325
Total debt	623,907	433,207
Stockholders’ equity	930,043	904,565

Cash Flow:
Depreciation and amortization	$42,749	$39,653
Net cash provided by operating activities	185,261	178,603
Capital and intangible asset expenditures	20,603	6,521
Payments to acquire businesses, net of cash received	43,150	195,943
Net amounts borrowed	190,700	240,600

Liquidity:
Working Capital	$503,966	$302,895

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1) (9)

(Unaudited)

(in thousands)

	Three Months Ended the Last Day of February		Fiscal Years Ended the Last Day of February
	2016	2015	2016	2015
Net income	$9,588	$40,550	$101,228	$131,164

Interest expense, net	2,915	3,424	10,981	14,965

Income tax expense	3,524	5,249	18,590	16,050

Depreciation and amortization, excluding amortized interest	10,803	10,578	42,749	39,653

EBITDA (Earnings before interest, taxes, depreciation and amortization)	26,830	59,801	173,548	201,832

Add: CEO succession costs (2)	—	—	6,707	—

Non-cash share-based compensation (3)	2,336	1,435	8,483	5,974

Acquisition-related expenses (5)	698	—	698	3,611

Venezuela re-measurement related charges (6)	18,733	—	18,733	—

Patent litigation charge (7)	17,830	—	17,830	—

Non-cash asset impairment charges (8)	3,000	—	6,000	9,000

Adjusted EBITDA	$69,427	$61,236	$231,999	$220,417

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (9)

(Unaudited)

(in thousands)

	Three Months Ended February 29, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income	$14,798	$6,780	$2,823	$(8,394)	$16,007

Depreciation and amortization, excluding amortized interest	1,035	5,442	3,535	791	10,803

Other income / (expense)	—	—	—	20	20

EBITDA (Earnings before interest, taxes, depreciation and amortization)	15,833	12,222	6,358	(7,583)	26,830

Add: CEO succession costs (2)	—	—	—	—	—

Non-cash share-based compensation (3)	410	685	345	896	2,336

Acquisition-related expenses (5)	698	—	—	—	698

Venezuela re-measurement related charges (6)	—	—	—	18,733	18,733

Patent litigation charge (7)	—	17,830	—	—	17,830

Non-cash asset impairment charges (8)	—	—	—	3,000	3,000

Adjusted EBITDA	$16,941	$30,737	$6,703	$15,046	$69,427

	Three Months Ended February 28, 2015
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income	$14,191	$18,902	$3,188	$12,669	$48,950

Depreciation and amortization, excluding amortized interest	946	5,148	1,989	2,495	10,578

Other income / (expense)	—	—	—	273	273

EBITDA (Earnings before interest, taxes, depreciation and amortization)	15,137	24,050	5,177	15,437	59,801

Add: Non-cash share-based compensation (3)	113	223	499	600	1,435

Adjusted EBITDA	$15,250	$24,273	$5,676	$16,037	$61,236

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (9)

(Unaudited)

(in thousands)

	Year Ended February 29, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income	$56,659	$38,078	$11,446	$24,432	$130,615

Depreciation and amortization, excluding amortized interest	4,183	21,300	9,424	7,842	42,749

Other income / (expense)	—	—	—	184	184

EBITDA (Earnings before interest, taxes, depreciation and amortization)	60,842	59,378	20,870	32,458	173,548

Add: CEO succession costs (2)	1,348	2,722	704	1,933	6,707

Non-cash share-based compensation (3)	1,344	2,470	1,319	3,350	8,483

Acquisition-related expenses (5)	698	—	—	—	698

Venezuela re-measurement related charges (6)	—	—	—	18,733	18,733

Patent litigation charge (7)	—	17,830	—	—	17,830

Non-cash asset impairment charges (8)	—	—	—	6,000	6,000

Adjusted EBITDA	$64,232	$82,400	$22,893	$62,474	$231,999

	Year Ended February 28, 2015
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income	$59,392	$50,821	$9,512	$41,994	$161,719

Depreciation and amortization, excluding amortized interest	3,615	20,532	5,380	10,126	39,653

Other income / (expense)	—	—	—	460	460

EBITDA (Earnings before interest, taxes, depreciation and amortization)	63,007	71,353	14,892	52,580	201,832

Add: Non-cash share-based compensation (3)	758	1,115	499	3,602	5,974

Acquisition-related expenses (5)	—	—	3,611	—	3,611

Non-cash asset impairment charges (6)	—	—	—	9,000	9,000

Adjusted EBITDA	$63,765	$72,468	$19,002	$65,182	$220,417

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP) (1) (9) (10)

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended the Last Day of February		Basic EPS		Diluted EPS
	2016	2015	2016	2015	2016	2015
Net income as reported (GAAP)	$9,588	$40,550	$0.34	$1.42	$0.34	$1.40
Acquisition-related expenses, net of tax (5)	696	—	0.03	—	0.02	—
Venezuela re-measurement related charges, net of tax (6)	18,733	—	0.67	—	0.66	—
Patent litigation charge, net of tax (7)	17,785	—	0.63	—	0.63	—
Asset impairment charges, net of tax (8)	2,656	—	0.09	—	0.09	—
Subtotal	49,458	40,550	1.77	1.42	1.75	1.40
Non-cash share-based compensation, net of tax (3)	2,041	1,287	0.07	0.05	0.07	0.04
Amortization of intangible assets, net of tax (4)	5,955	6,218	0.21	0.22	0.21	0.21
Adjusted income (non-GAAP) (12)	$57,454	$48,055	$2.05	$1.69	$2.03	$1.66

Weighted average shares of common stock used in computing basic and diluted earnings per share (GAAP)			28,009	28,495	28,287	29,016

	Fiscal Years Ended the Last Day of February		Basic EPS		Diluted EPS
	2016	2015	2016	2015	2016	2015
Net income as reported (GAAP)	$101,228	$131,164	$3.58	$4.59	$3.52	$4.52
CEO succession costs, net of tax (2)	4,645	—	0.16	—	0.16	—
Acquisition-related expenses, net of tax (5)	696	2,306	0.03	0.08	0.02	0.08
Venezuela re-measurement related charges, net of tax (6)	18,733	—	0.66	—	0.65	—
Patent litigation charge, net of tax (7)	17,785	—	0.63	—	0.62	—
Asset impairment charges, net of tax (8)	5,312	8,155	0.19	0.29	0.18	0.28
Subtotal	148,399	141,625	5.25	4.96	5.16	4.88
Non-cash share-based compensation, net of tax (3)	7,199	5,313	0.25	0.19	0.25	0.18
Amortization of intangible assets, net of tax (4)	24,063	22,985	0.85	0.80	0.84	0.79
Adjusted income (non-GAAP) (13)	$179,661	$169,923	$6.35	$5.95	$6.25	$5.85

Weighted average shares of common stock used in computing basic and diluted earnings per share (non-GAAP)			28,273	28,579	28,749	29,035

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2017 Outlook for GAAP Diluted EPS

to Adjusted Diluted EPS (non-GAAP) (1) (11)

(Unaudited)

	Fiscal Year Ended February 28, 2017
Diluted EPS, as reported (GAAP)	$4.60	-	$5.00
Non-cash share-based compensation, net of tax	0.40	-	0.44
Amortization of intangible assets, net of tax	0.85	-	0.91
Adjusted diluted EPS (non-GAAP)	$5.85	-	$6.35

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)         This press release contains non-GAAP financial measures. Adjusted operating income, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. Additionally, the non-GAAP financial measures are used by management for measuring and evaluating the Company’s performance. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)         Adjustments consist of CEO succession costs of $6.71 million ($4.64 million after tax) incurred in connection with the settlement of a dispute with our former CEO.

(3)         Adjustments consist of non-cash share-based compensation expense of $2.34 million ($2.04 million after tax) and $8.48 million ($7.20 million after tax), respectively, for the three months and fiscal year ended February 29, 2016, and $1.44 million ($1.29 million after tax) and $5.97 million ($5.31 million after tax), respectively, for the three months and fiscal year ended February 28, 2015. Share-based compensation expense is recognized for share-based awards outstanding under share-based compensation plans.

(4)         Adjustments consist of non-cash intangible asset amortization expense of $6.89 million ($5.96 million after tax) and $27.77 million ($24.06 million after tax), respectively, for the three months and fiscal year ended February 29, 2016, and $6.90 million ($6.22 million after tax) and $25.33 million ($22.99 million after tax), respectively, for the three months and fiscal year ended February 28, 2015.

(5)         Adjustment consists of expenses of $0.70 (before and after tax) incurred in connection with the acquisition of Hydro Flask during the three months and fiscal year ended February 29, 2016. The acquisition subsequently closed on March 18, 2016. For the fiscal year ended February 28, 2015, expenses of $3.61 million ($2.31 million after tax) were incurred in connection with the Healthy Directions acquisition.

(6)         Adjustment consists of currency re-measurement related charges totaling $18.73 million (before and after tax) recorded during the three months and fiscal year ended February 29, 2016 due to a change in the rate used to re-measure our Venezuelan financial statements.

	Balance at February 29, 2016
(dollars in thousands)	Before Adjustment	Adjustments	After Adjustment	Location of Income Statement Impact
Cash and cash equivalents	$1,302	$(1,292)	$10	SG&A
Other net assets, principally working capital other than inventory	8,120	(8,284)	(164)	SG&A
Inventory	9,378	(9,078)	300	Cost of goods sold
Property and equipment, net	82	(79)	3	SG&A
Net investment in Venezuelan operations	$18,882	$(18,733)	$149

(7)         Adjustment consists of a patent litigation charge of $17.83 million ($17.79 million after tax) recorded during the three months and fiscal year ended February 29, 2016.

(8)         Adjustments consist of non-cash asset impairment charges of $3.00 million ($2.66 million after tax) and $6.00 million ($5.31 million after tax), respectively, for the three months and fiscal year ended February 29, 2016, and $9.00 million ($8.16 million after tax) for the fiscal year ended February 28, 2015. The non-cash charges relate to certain trademarks in our Beauty segment, which were written down to their estimated fair value, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(9)         Healthy Directions was acquired on June 30, 2014 and its operations are reported under the Nutritional Supplements segment. Results reported for the three months and fiscal year ended February 29, 2016 include three- and twelve-months, respectively. Results reported for the three months and fiscal year ended February 28, 2015 include three- and eight-months, respectively.

The VapoSteam business was acquired on March 31, 2015 and its operations are reported under the Health & Home segment. Results reported for the three months and fiscal year ended February 29, 2016 include three- and eleven-months, respectively, with no comparable results for the same periods last year.

(10)  Total tax effects of adjustments described in Notes 2 through 8, for each of the periods presented:

	Three Months Ended the Last Day of February		Fiscal Years Ended the Last Day of February
(In thousands)	2016	2015	2016	2015
CEO succession costs (2)	$—	$—	$(2,062)	$—
Non-cash share-based compensation (3)	(295)	(147)	(1,284)	(661)
Amortization of intangible assets (4)	(935)	(684)	(3,710)	(2,343)
Acquisition-related expenses (5)	(2)	—	(2)	(1,305)
Venezuela re-measurement related charges (6)	—	—	—	—
Patent litigation charge (7)	(45)	—	(45)	—
Asset impairment charges (8)	(344)	—	(688)	(845)
Total	$(1,621)	$(831)	$(7,791)	$(5,154)

(11)  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.30 million for fiscal year 2017.

(12)  The three months ended February 29, 2016 and February 28, 2015 include adjusted income from our operations in Venezuela of $2.40 and $0.76 million, respectively, or diluted EPS of $0.08 and $0.03, respectively.

Venezuela - Reconciliation of GAAP Net Income and EPS to Adjusted Income and Adjusted EPS (non-GAAP)

(dollars in thousands, except per share data)

	Three Months Ended the Last Day of February		Diluted EPS
	2016	2015	2016	2015
Net income (GAAP)	$(16,338)	$760	$(0.58)	$0.03
Venezuela currency re-measurement related charges	18,733	—	0.66	—
Adjusted income (non-GAAP)	$2,395	$760	$0.08	$0.03

(13)  The fiscal years ended February 29, 2016 and February 28, 2015 include adjusted income from our operations in Venezuela of $8.50 and $3.03 million, respectively, or diluted EPS of $0.30 and $0.10, respectively.

Venezuela - Reconciliation of GAAP Net Income and EPS to Adjusted Income and Adjusted EPS (non-GAAP)

(dollars in thousands, except per share data)

	Fiscal Years Ended the Last Day of February		Diluted EPS
	2016	2015	2016	2015
Net income (GAAP)	$(10,234)	$3,029	$(0.36)	$0.10
Venezuela currency re-measurement related charges	18,733	—	0.65	—
Adjusted income (non-GAAP)	$8,499	$3,029	$0.30	$0.10